EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Energous Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)

Equity	Common stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	2,000,000(2)	$1.43	$2,860,000	0.0000927	$266

Total Offering Amounts							$266

Total Fee Offsets(5)							—

Net Fee Due							$266

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of common stock, $0.00001 par value per share (“Common Stock”) of Energous Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Represents 2,000,000 additional shares of Common Stock reserved for issuance under the 2017 Equity Inducement Plan.
(3)

Estimated under Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as quoted by The Nasdaq Global Select Market on August 15, 2022, which date is within five business days prior to the filing of the Registration Statement.

(4)	Rounded up to the nearest cent.
(5)	The Registrant does not have any fee offsets.